Exhibit 99.1

MARINUS PHARMACEUTICALS PROVIDES BUSINESS UPDATE AND REPORTS THIRD QUARTER FINANCIAL RESULTS

Positive Phase 2 IV ganaxolone data in RSE

Strong enrollment continues in pivotal CDD study

RADNOR, PA, November 6, 2019 — Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today provided a business update on its clinical development activities and reported its financial results for the third quarter ended September 30, 2019.

“Marinus remains committed to becoming a fully-integrated, CNS-focused player in both orphan epilepsies and hospital-based critical care indications,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “The continued efficacy and safety signal seen with IV ganaxolone in two different patient populations, RSE and PPD, strengthens our strategic mission to develop a footprint in the critical care patient population with a hospital-based product. On the orphan epilepsy front, our CDD study is enrolling well and on track for us to announce top-line data in Q3 next year.”

Pipeline Updates:

Refractory Status Epilepticus (RSE)

•                  In September, the Company announced data from its open-label, dose-finding Phase 2 study evaluating the safety, tolerability, efficacy and pharmacokinetic (PK) of IV ganaxolone in patients with RSE.

•                  In the study, all patients (n=17) met the primary endpoint of the study with no escalation to IV anesthetics within 24 hours from infusion initiation.

•                  14 of the 17 patients failed first-line benzodiazepine treatment, and then failed two or more second-line anti-epileptic drugs prior to receiving ganaxolone.

•                  At the target dose of 713 mg/day, no patients required escalation to additional IV anti-epileptic drugs or IV anesthetic for status relapse at any time throughout the follow-up period.

•                  Median time to status cessation was 5 minutes in 15 evaluable patients demonstrating rapid onset of anti-seizure activity.

•                  Positive trends in health outcomes such as length of hospital stay were reported for patients in the target dose cohort.

•                  The Company has identified a target dose of ganaxolone for future studies and is on-track for an End-of-Phase 2 meeting with the FDA during the first quarter of 2020.

•                  In October, the Company presented PK data from the RSE study at the Neurocritical Care Society 17th Annual Meeting demonstrating a dose response relationship, with the target dose achieving the highest and longest duration of plasma drug concentrations, supportive of the reported best and durable efficacy.

•                  The Company intends to initiate a Phase 3, potentially registration-enabling, study mid-2020.

Orphan Pediatric Genetic Epilepsies

CDKL5 Deficiency Disorder (CDD)

•                  Strong enrollment continues in the Marigold Study, the Company’s pivotal Phase 3 study evaluating the use of oral ganaxolone in children and young adults with CDD, a refractory form of pediatric epilepsy with no currently approved treatments. The global, double-blind, placebo-controlled, single pivotal study will enroll up to 100 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant. The Company remains on-track to report top-line data from this study in Q3 2020.

PCDH19-Related Epilepsy (PCDH19-RE)

•                  Enrollment is on-going in the Violet Study, a single pivotal Phase 3 study evaluating oral ganaxolone in children with PCDH19-RE.  The study will enroll up to 70 patients between the ages of 1 and 17 with a confirmed PCDH19 mutation.  Patients are stratified into biomarker positive and negative groups, which could potentially provide the epilepsy community with the first diagnostic blood test that predicts the likelihood of a treatment response. The Company remains on-track to report top-line data in 2021.

Postpartum Depression

Magnolia Study

•                  In July, the Company announced results from Part 2 of its Phase 2 Magnolia clinical trial, evaluating IV ganaxolone followed by daily oral ganaxolone in women with postpartum depression (PPD). Study results showed that ganaxolone administered as a six-hour infusion followed by oral administration was generally safe, well-tolerated and provided clinically meaningful reductions in Hamilton Rating Scale for Depression (HAM-D17) scores at early time points of 6 hours and 24 hours after start of treatment. HAM-D17 scores at 28 days of treatment were not different from placebo.

•                  The full Magnolia data set, inclusive of Part 1 results evaluating a 48-hour IV followed by 12-hour taper regimen is supportive of IV ganaxolone as an effective, safe treatment option with early onset of action and durable treatment effect in PPD.

Amaryllis Study

•                  In July, the Company announced data from the Phase 2 Amaryllis study which showed that oral ganaxolone alone was generally safe and well-tolerated, with signs of rapid onset of clinical activity in the high dose cohort.

Corporate:

•                  In October, appointed Joe Hulihan, M.D. as Chief Medical Officer

Financial Update

At September 30, 2019, we had cash and cash equivalents of $39.9 million compared to $72.7 million at December 31, 2018. We believe that our cash, cash equivalents and investments as of September 30, 2019 will enable us to fund our operating expenses and capital expenditure requirements into the third quarter of 2020.

Research and development expenses increased to $11.6 million and $30.5 million for the three and nine months ended September 30, 2019, respectively, as compared to $9.1 million and $20.3 million for the same periods in the prior year.  The primary drivers of our research and development expenditures are our clinical and preclinical studies and manufacturing activities.

General and administrative expenses were $2.3 million and $8.5 million for the three and nine months ended September 30, 2019 as compared to $2.1 million and $6.6 million for the same periods in the prior year.  The primary drivers of the year-to-date increase were $1.0 million in severance expenses related to the departure of Christopher M. Cashman, our former Chief Executive Officer ($0.4 million of which was non-cash equity compensation expense), and approximately $0.8 million in professional fees and other costs associated with an increased scale of operations.

The Company reported net losses of $13.8 million and $38.7 million for the three and nine months ended September 30, 2019, respectively, compared to $11.1 million and $26.6 million in the same period a year ago. Cash used in operating activities increased to $32.4 million for the nine months ended September 30, 2019 compared to $18.7 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans, operations, financial condition and results of operations.

About Marinus Pharmaceuticals
Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently released top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	September 30, 2019	December 31, 2018

ASSETS
Cash and cash equivalents	$37,159	$67,727
Investments	2,730	4,998
Other assets	5,911	2,509
Total assets	$45,800	$75,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,571	$6,909
Other long term liabilities	3,158	—
Total liabilities	11,729	6,909
Total stockholders’ equity	34,071	68,325
Total liabilities and stockholders’ equity	$45,800	$75,234

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Expenses:
Research and development	$11,572	$9,148	$30,454	$20,307
General and administrative	2,327	2,073	8,496	6,599
Loss from operations	(13,899)	(11,221)	(38,950)	(26,906)
Interest income	93	111	280	292
Other expense	—	—	(42)	—
Net loss	$(13,806)	$(11,110)	$(38,712)	$(26,614)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.26)	$(0.27)	$(0.74)	$(0.66)
Basic and diluted weighted average shares outstanding	52,543,539	40,407,146	52,510,610	40,392,084